EXHIBIT 23















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                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE


The Board of Directors
Delta Mills, Inc.

Under date of July 26, 2002, we reported on the consolidated balance sheets of Delta Mills, Inc. as of June 29, 2002 and June 30, 2001, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended June 29, 2002, as contained in the 2002 annual report on Form 10-K. These consolidated financial statements and our report thereon are included in the annual report on Form 10-K. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule for each of the years in the three-year period ended June 29, 2002, as listed in Item 14(d) of Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                           /s/ KPMG  LLP
                                           -------------
                                           KPMG  LLP




Greenville, South Carolina
July 26, 2002